Exhibit 10.17
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 4th day of May, 2010, by and between, H&R Block Management, LLC, a Delaware Limited Liability Company (“Block”), and Becky Shulman (“Executive”).
     WHEREAS, Executive and Block agree to terminate Executive’s employment,
     WHEREAS, Executive and Block intend the terms and conditions of this Agreement to govern all issues related to Executive’s employment and separation,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, Executive and Block agree as follows:
     1. Termination of Employment. The parties agree that Executive’s employment with Block will terminate on April 30, 2010 (“Termination Date”). Until the Termination Date, Executive will remain on active payroll and be paid her current salary in accordance with Block’s regular payroll practices. Until the Termination Date, Executive agrees that she will continue to perform her role and other transition work as specifically agreed by Block Chief Executive Officer (“CEO”) Russ Smyth. Executive further agrees that she will timely respond to questions and provide guidance as requested by Mr. Smyth. On or after the Termination Date, Executive acknowledges and agrees that she will not represent herself as being an employee, officer, director, trustee, member, partner, agent, or representative of Block for any purpose, and will not make any public statements on behalf of Block.
     2. Resignation. Executive agrees that as of the Termination Date, she resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, Block or its parents, subsidiaries, or affiliates (collectively as “Affiliates”), or any benefit plans of Block or its Affiliates. Executive will execute the resignations attached as Exhibit A on minute book paper contemporaneously with her execution of this Agreement.
     3. Severance Benefits. The parties agree to treat Executive’s termination of employment as a termination without “cause” and a “Qualifying Termination” under the H&R Block Severance Plan (“Severance Plan”) for purposes of Executive’s eligibility for severance compensation and benefits as set forth in this Section. Subject to the terms and conditions of this Agreement, including Executive’s executing this Agreement and the Supplemental General Release, Executive acknowledges and agrees that she will not be eligible for any compensation or benefits after the Termination Date except for the following:
     a. Severance Pay. Subject to the terms of the Severance Plan, Block will pay to Executive $610,560.00, less required tax withholdings, in a lump sum payment within 30 days from the later of the Termination Date or the Effective Date of this Agreement.
     b. Employee Benefits. Executive will remain eligible to participate in the various health and welfare benefit plans maintained by Block until the Termination Date. After the Termination Date, Block will pay Executive a lump sum payment of $10,219.00, less applicable tax withholdings, which represents Executive’s monthly post-employment premium for health and welfare benefits under COBRA for 12 months less the amount Executive paid for such benefits as an active employee. To be eligible for the payment described in this subsection, Executive must be enrolled in Block’s health and welfare plans on the Terminate Date. If Executive qualifies for this payment, Block will pay Executive this payment within 30 days from the later of the Termination Date or the Effective Date of this Agreement. Conversion privileges may also be available for other benefit plans.
     c. Stock Options. Those portions of any outstanding incentive stock options (“ISO Stock Options”) and nonqualified stock options (“NQ Stock Options”) to purchase shares of Block’s common stock Block granted to Executive that are scheduled to vest between the Termination Date and 18 months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement) shall vest and become exercisable as of the Termination Date. A list of the stock options vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit B. Any stock options unaffected by the operation of this Section shall be forfeited to Block on the Termination Date. No later than the Termination Date, Executive will complete an election form on which she will elect the time period during which she may exercise her ISO and NQ Stock Options. Executive acknowledges and agrees that she is solely responsible for the income tax treatment of her ISO and NQ Stock Options election, and that Block has not provided her any personal tax advice about this election. Block encourages Executive to seek independent tax advice regarding this election.
     d. Restricted Shares. All restrictions on any shares of Block’s common stock Block awarded to Executive (“Restricted Shares”) that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and six (6) months thereafter shall terminate (and shall be fully vested) as of the Termination Date. Executive shall forfeit on the Termination Date any shares unaffected by the operation of this Section. A list of the Restricted Shares outstanding as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit C.
     e. Performance Shares. The number of performance shares Executive will receive at the end of each applicable performance period will be determined based upon (1) Executive’s pro-rata length of service during the performance period, and (2) the achievement of the performance goals at the end of the performance period. Block will pay any performance shares due Executive to her at the time payments are generally made to other individuals who received a similar award of performance shares. On the Termination Date, Executive shall forfeit to Block any Performance Shares Block awarded her pursuant to a cycle which is less than one year old. A list of the Performance Shares eligible to become payable pursuant to this subsection is attached as Exhibit D.
     f. Outplacement Services. Block will pay directly to Right Management Services for standard executive outplacement services to be provided to Executive. Executive must elect these outplacement services on or before April 30, 2010 in writing to the

Block Senior Vice-President, Human Resources. Executive waives these outplacement services if she fails to provide such written notification on or before April 30, 2010.
     g. Deferred Compensation. Executive will receive her vested account balance and payment in accordance with Executive’s payment elections under the H&R Block Deferred Compensation Plan for Executives, as amended.
     h. Forfeiture. Executive agrees that the compensation and benefits described in this Section will cease, and no further compensation and benefits will be provided to her if she violates any of the post-employment obligations under Section 7 of this Agreement.
     4. Vacation. Block will pay Executive for her accrued, unused paid time off which includes vacation, floating holidays, and personal days (but excludes sick leave as set forth in the Company’s policies) within 30 days of the Termination Date. Executive will not receive any other payment for vacation or holidays.
     5. Executive’s Representations. Executive represents and acknowledges to Block that (a) Block has advised her to consult with an attorney of her choosing; (b) she has had twenty-one (21) days to consider the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) she has disclosed to Block any information in her possession concerning any conduct involving Block or its Affiliates that she has any reason to believe involves any false claims to any governmental agency, or is or may be unlawful, or violates Block policy in any respect; (d) the consideration provided her under this Agreement is sufficient to support the releases provided by her under this Agreement; and (e) she has not filed any charges, claims, or lawsuits against Block involving any aspect of her employment which have not been terminated as of the date of this Agreement. Executive understands that Block regards the representations made by her as material and that Block is relying on these representations in entering into this Agreement.
     6. Effective Date of this Agreement. Executive shall have seven (7) days from the date she signs this Agreement to revoke her consent to the waiver of her rights under the ADEA in writing addressed and delivered to Block SVP, HR Tammy Serati which action shall revoke this Agreement. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable. If Executive does not revoke her consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).
     7. Post-Employment Obligations. Executive agrees to the following post-employment covenants and restrictions:
     a. Covenant Against Hiring. Executive acknowledges and agrees that she will not directly or indirectly recruit, solicit, or hire any Block employee or otherwise induce any such employee to leave Block’s employment during the period of Executive’s employment and for one (1) year after the Termination Date. The running of the one (1) year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     b. Covenant Against Solicitation. During the period of Executive’s employment and for two (2) years after the Termination Date, Executive acknowledges and agrees that she will not directly or indirectly solicit or enter into any business transaction of the nature performed by Block with any Block client for which Executive personally performed services or acquired material information. The running of the two (2) year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     c. Covenant Against Competition. During the period of Executive’s employment and for two (2) years after the Termination Date, Executive acknowledges and agrees she will not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to, any entity that engages in any business that is competitive with the primary business activity of Block’s Tax Services business which is tax preparation. The running of the two (2) year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     d. Reasonableness of Covenants. Executive acknowledges and agrees that the covenants contained in this Agreement are reasonable and enforceable. However, should a court determine that any provision of this Agreement is invalid or otherwise unenforceable, the court shall amend such provision so that it is enforceable and so enforce it.
     e. Waiver. Block may agree to waive any of Executive’s surviving post-employment obligations. Any such waiver must be in writing and signed by Executive and the Block Chief Executive Officer. Unless otherwise agreed by the parties in writing, any payments made to and/or benefits received by Executive under this Agreement will immediately cease upon any such waiver.
     8. Business Expenses and Commitments. As of the Termination Date, Executive agrees that she will have submitted required documentation for all outstanding expenses on her corporate credit card and she will have fully cleared all such outstanding expenses. As of the Effective Date, Executive further agrees that she will not initiate, make, renew, confirm, or ratify any contracts or commitments for or on behalf of Block or any Affiliate, nor will she incur any expenses on behalf of Block or any Affiliate without Block’s prior written consent.
     9. Release. Executive and her heirs, assigns, and agents forever release, waive, and discharge Block, Affiliates, and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Released Parties she is releasing, and that she understands that she is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing the Released Parties or causing the Released Parties to be sued, Executive agrees to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.
     d. “Released Parties” for purposes of this Agreement are Block, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     10. Breach by Executive. Block’s obligations to Executive after the Effective Date are contingent on her obligations under this Agreement. Any material breach of this Agreement by Executive will result in the immediate cancellation of Block’s obligations under this Agreement and of any benefits that have been granted to Executive by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.
     11. Executive Availability. Executive agrees to make herself reasonably available to Block and/or Affiliates to respond to requests for information pertaining to or relating to Block and/or its Affiliates, agents, officers, directors, or employees. Executive will cooperate fully with Block and/or Affiliates in connection with any and all existing or future litigation or investigations brought by or against Block or any of its Affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Block and/or Affiliates deem Executive’s cooperation necessary. Block will reimburse Executive for reasonable out-of pocket expenses incurred as a result of such cooperation. Block and Executive further agree that if Block requires Executive’s cooperation for more than five (5) days during any calendar year, Block will pay Executive a per diem of $1500 per day for each day of Executive’s cooperation which exceeds five (5) days during such calendar year. Nothing herein shall prevent Executive from communicating with or participating in any government investigation.

     12. Non-Disparagement. Executive agrees, subject to any obligations she may have under applicable law, that she will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of Block or any of its Affiliates, agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups, and publishing companies, it will be considered a material breach of the terms of this Agreement and Executive will be required to reimburse Block for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to Executive will be null and void.
     13. Return of Company Property. Executive agrees that as of the Termination Date she will have returned to Block any and all Block and/or Affiliates’ property or equipment in her possession, including but not limited to, any computer, printer, fax, phone, credit card, badge, and telephone card assigned to her.
     14. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Executive and the Block CEO. Failure of Block to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such terms, covenants, or conditions.
     16. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri.
     17. Successors and Assigns. This Agreement and each of its provisions will be binding upon Executive and his executors, successors, and administrators, and will inure to the benefit of Block and its successors and assigns. Executive may not assign or transfer to others the obligation to perform his duties hereunder.
     18. Specific Performance by Executive. The parties acknowledge that money damages alone will not adequately compensate Block for Executive breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available at law, in equity or otherwise, Block will be entitled to injunctive relief compelling Executive’s specific performance of (or other compliance with) the terms hereof.
     19. Indemnification. To the fullest extent permitted by law and Block’s Bylaws, Block will indemnify Executive during and after the period of her employment from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by Block to represent the interests of Executive (which expenses Block will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee, or agent of the Block or serving in such capacity for another corporation at the request of Block.
     20. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     21. 409A Representations. Executive and Block agree that this Agreement shall be interpreted to comply with Section 409A of the Internal Revenue Code and that Block has made a good faith effort to comply with current guidance under Section 409A. Notwithstanding the foregoing or any provision in this Agreement to the contrary, Block does not warrant or promise compliance with Section 409A, and Executive understands and agrees that she shall not have any claim against Block or any Affiliate for any good faith effort taken by them to comply with Section 409A.
     22. Confidentiality. Executive agrees to keep strictly confidential all terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than his immediate family, legal or financial advisor, or U.S. government officials who seek such information in the course of their official duties, unless compelled to do so by law. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that Executive disclose or produce this Agreement or any terms or conditions of it, Executive shall immediately notify Block and shall give Block an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.
EXECUTIVE:

Becky Shulman

Dated:

Accepted and Agreed:
H&R Block Management, LLC

By:
Russell P. Smyth
President

Dated:

EXHIBIT A
RESIGNATION
To Whom It May Concern:
Effective April 30, 2010, I hereby resign from the following director and officer positions:

Business Entity	Title
H&R Block, Inc.	Senior Vice President and Chief Financial Officer
BFC Transactions, Inc.	Treasurer
Block Financial LLC	President and Chief Financial Officer
Block Financial LLC	Manager
Cityfront, Inc.	Treasurer
Companion Insurance, Ltd.	Director
Companion Insurance, Ltd.	Vice President
Financial Marketing Services, Inc.	Treasurer
Financial Stop Inc.	Treasurer
FM Business Services, Inc.	Treasurer
Franchise Partner, Inc.	Director
Franchise Partner, Inc.	President and Treasurer
H&R Block Bank	Director
H&R Block Canada, Inc.	Senior Vice President and Treasurer
H&R Block Management, LLC	Senior Vice President and Chief Financial Officer
HRB Digital LLC	Senior Vice President and Treasurer
OOMC Holdings LLC	Senior Vice President and Treasurer
RSM McGladrey Business Services, Inc.	Senior Vice President and Treasurer
RSM McGladrey Insurance Services, Inc.	Treasurer
TaxNet Inc.	Senior Vice President and Treasurer

Dated:
Becky Shulman

EXHIBIT B
STOCK OPTION SUMMARY

Grant Date	Grant Price	Shares Granted	Vested	Accelerated

8/7/2001	$17.529	20,000	20,000	0

6/30/2002	$23.075	20,000	20,000	0

6/30/2003	$21.625	16,000	16,000	0

6/30/2004	$23.84	16,000	16,000	0

6/30/2005	$29.175	20,000	20,000	0

6/30/2006	$23.86	31,405	31,405	0

6/30/2007	$23.37	41,945	27,963	13,982

7/3/2008	$21.81	96,401	32,133	64,268

7/2/2009	$16.89	105,714	0	70,475	*

		Total	183,501	148,725

*	Executive forfeits 35,239 stock options from the July 2, 2009 grant.

EXHIBIT C
RESTRICTED SHARES SUMMARY

Grant Date	Grant Price	Shares Granted	Vested	Accelerated

7/2/2007	$23.37	1,440	720	720	*

7/2/2009	$16.89	5,895	0	0	*

		Total	720	720

*	Executive forfeits 5,895 shares from the July 2, 2009 grant.

EXHIBIT D
PERFORMANCE SHARES SUMMARY

Grant Date	Grant Price	Shares Granted	Vested	Accelerated

6/30/2007	$0.00	2,675	*
7/3/2008	$0.00	5,463		*

*	The number of shares actually awarded will be determined at the end of the applicable 3-year performance cycle based upon actual performance results. Awards will also be prorated based upon the number of days worked by Executive during the applicable three year performance cycle